Page 1 of 30
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                            (Amendment No. 7)*


                    INTERNATIONAL SPEEDWAY CORPORATION
 .............................................................................
                               (Name of Issuer)

 CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10
PAR VALUE)*
 .............................................................................
                        (Title of Class of Securities)

                        460335-30-0 (FORMERLY 460335)*
 .............................................................................
                                (CUSIP Number)




     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             William C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 3 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              James C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 4 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Betty Jane France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 5 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Sharon M. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 6 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Lesa D. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 7 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Brian Z. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 8 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Jamison C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 9 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Jennifer A. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 10 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                               Amy L. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 11 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Benjamin Z. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________

                                                               Page 12 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
       National Association for Stock Car Auto Racing, Inc. (NASCAR)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 13 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Automotive Research Bureau, Inc. (ARB)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 14 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Western Opportunity Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 15 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                           Sierra Central Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 16 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Principal Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 17 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                White River Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 18 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Cen Rock Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 19 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Secondary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 20 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Polk City Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 21 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         Boone County Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 22 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    Carl Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________

                                                               Page 23 of 30
CUSIP No. 460335-30-0
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Quaternary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,158,081
                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,158,081
______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,158,081
______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 .....................63.9%
______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________

                                                               Page 24 of 30
                                Item 1(a)

Name of Issuer: ............................International Speedway Corporation

                                Item 1(b)

Address of Issuer's Principal Executive Offices:

      1801 West International Speedway Boulevard, Daytona Beach, Florida 32114

                                Item 2(a)

Name of Person Filing:
This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(b)

Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, and Quaternary Investment Company, is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraph is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

                                Item 2(c)
Citizenship:
This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(d)

Title of Class of Securities: ............................Class B Common Stock

                                Item 2(e)

CUSIP Number: .....................................................460355-30-0

                                  Item 3

This item is inapplicable.
                                  Item 4

Ownership.

(a) Amount Beneficially Owned:......................................21,158,081

(b) Percent of Class:....................................................63.9%




                                                                 Page 25 of 30
(c) Number of shares as to which such person has:

 (i) sole power to vote or to direct the vote ...............................0

 (ii) shared power to vote or to direct the vote ...................21,158,081

 (iii) sole power to dispose or to direct the disposition of ................0

 (iv) shared power to dispose or to direct the disposition of.......21,158,081

                                  Item 5

Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.


                                  Item 6

Ownership of More than Five Percent on Behalf of Another Person.

     No person, other than the members of the group and one non-group spouse of a member of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

                                  Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.

                                  Item 8

Identification and Classification of Members of the Group.

A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group.

                                  Item 9

Notice of Dissolution of Group.
This item is inapplicable.

                                 Item 10
Certification.
This item is inapplicable.

                                                               Page 26 of 30
Signatures.
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 13, 1998

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France and Jamison
Partnership, as President of               C. France;
a general partner,                         Principal Investment Company, as
Sierra Central Corp.;                      its President;
Sierra Central Corp., as its               Secondary Investment Company, as
President;                                 its President;
Automotive Research Bureau,                Carl Investment Limited Partnership
as its President;                          as President of its general partner
White River Investment Limited             Quaternary Investment Company; and
Partnership, as President of a             Quaternary Investment Company, as
general partner, Cen Rock Corp.;           its President.
Cen Rock Corp., as its President;          ___________________________________
Polk City Limited Partnership, as          Name/Title
President of its general partner;
Boone County Corporation; and              /s/ Sharon M. France
Boone County Corporation, as its           ___________________________________
President.                                 Signature
___________________________________        Sharon M. France, Individually
Name/Title                                 ___________________________________
                                           Name/Title

/s/ Betty Jane France
___________________________________
Signature                                  /s/ Brian Z. France
Betty Jane France, Individually            ___________________________________
___________________________________        Signature
Name/Title                                 Brian Z. France, Individually
                                           ___________________________________
                                           Name/Title
/s/ Lesa D. Kennedy
___________________________________
Signature
Lesa D. Kennedy, individually and
as Custodian for minor child,
Benjamin Z. Kennedy
___________________________________
Name/Title









                                                               Page 27 of 30
  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  Note: Six copies of this statement, including all exhibits, should be filed with the Commission.
 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

                                                               Page 28 of 30
                        Exhibit pursuant to Item 8
     This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them. The changes which necessitate the filing of this amendment relate to acquisitions of additional shares by, and transfers among, members of the group. The France Family Group owns 21,158,081 shares of the Class B Common Stock of the issuer, which represents 63.91% of the outstanding Class B shares, 54.97% of the total outstanding shares and 61.90% of the total voting rights represented by shares outstanding. All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group. The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 8, 1998 is indicated: Western Opportunity Limited Partnership, 9,115,125 shares, 23.68% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Sierra Central Corp., 76,155 shares, 0.20% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 76,155 shares, 0.20% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; White River Investment Limited Partnership, 1,874,465 shares, 4.87% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Cen Rock Corp., 18,619.65 shares, 0.05% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and William C. France]; Secondary Investment Company, 18,619.65 shares, 0.05% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and James C. France]; Polk City Limited Partnership, 3,763,750 shares, 9.78% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Boone County Corporation, 90,000 shares, 0.23% [all shares shown are also included in shares shown for Polk City Limited Partnership and William C. France]; Carl Investment Limited Partnership, 3,763,750 shares, 9.78% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 90,000 shares, 0.23% [all shares shown are also included in shares shown for Carl Investment Limited Partnership and James C. France]; NASCAR, 1,824,725.7 shares, 4.74% [all shares shown are included in shares shown for White River Investment Limited Partnership, William C. France and James France, 1,634,674.932 shares shown are also included in shares shown for Betty Jane France and Sharon M. France, and 190,050.768 shares shown are also included in shares shown for Automotive Research Bureau]; Automotive Research Bureau, 190,050.768 shares, 0.49% [all shares shown are also included in shares shown for White River Investment Limited Partnership, NASCAR, William C. France and James C. France]; William C. France, 9,963,176.407 shares, 25.89% [3,719,348.06 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,155 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Sierra Central Corp., 18,619.65 shares shown are also included in shares shown for White River Investment Limited Partnership and Cen Rock Corp., 3,660,000 shares shown are also included in shares shown for Polk City Limited Partnership, 90,000 shares shown are also

                                                              Page 29 of 30
included in shares shown for Polk City Limited Partnership and Boone County Corporation, 1,634,674.932 shares shown are also included in shares shown for White River Investment Limited Partnership, James C. France, Betty Jane France, Sharon M. France and NASCAR, 190,050.768 shares shown are also included in shares shown for White River Investment Limited Partnership, James
C. France, Betty Jane France, Sharon M. France, NASCAR, and Automotive Research Bureau, and 304,725 are included in shares shown for spouse, Betty Jane France]; Betty Jane France, 2,222,610.157 shares, 5.77% [13,707.225 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,634,674.932 shares shown are also included in shares shown for William C. France, James C. France, Sharon M. France, NASCAR and White River Investment Limited Partnership, and 269,503 are included in shares shown for spouse, William C. France]; James C. France, 9,965,296.405 shares, 25.89% [3,719,348.06 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 76,155 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 18,619.65 shares shown are also included in shares shown for White River Investment Limited Partnership and Secondary Investment Company, 3,660,000 shares shown are also included in shares shown for Carl Investment Limited Partnership, 90,000 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 1,634,674.932 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France and NASCAR, 190,050.768 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France, NASCAR and Automotive Research Bureau, and 304,725 shares shown are also included in shares shown for spouse, Sharon M. France]; Sharon M. France, 2,224,830.157 shares, 5.78% [13,707.225 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,634,674.932 shares shown are also included in shares shown for William C. France, James C. France, Betty Jane France, NASCAR and White River Investment Limited Partnership, and 271,723 are included in shares shown for spouse, James C. France]; Lesa D. Kennedy, 880,068.848 shares, 2.29% [249,450.74 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and 264,558.109 shares shown are also included in shares shown for minor child, Benjamin Z. Kennedy]; Brian Z. France, 511,190.739 shares, 1.33% [249,450.739 shares shown are also included in shares shown for Western Opportunity Limited Partnership];
Jamison C. France, 521,190.739 shares, 1.35% [249,450.739 shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Jennifer A. France, 536,190.739 shares, 1.39% [249,450.739 shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Amy L. France, 536,190.739 shares, 1.39% [249,450.739 shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Benjamin Z. Kennedy, 266,745.739 shares, 0.69% [249,450.739 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and all shares shown are included in shares shown for mother, Lesa D. Kennedy]; TOTAL, 21,158,081 shares, 54.97%.

                                                               Page 30 of 30
Date February 13, 1998

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France and Jamison
Partnership, as President of               C. France;
a general partner, Sierra Central          Principal Investment Company, as
Corp.;                                     its President;
Sierra Central Corp., as its               Secondary Investment Company, as
President;                                 its President;
Automotive Research Bureau,                Carl Investment Limited Partnership
as its President;                          as President of its general partner
White River Investment Limited             Quaternary Investment Company; and
Partnership, as President of a             Quaternary Investment Company, as
general partner, Cen Rock Corp.;           its President.
Cen Rock Corp., as its President;          ___________________________________
Polk City Limited Partnership, as          Name/Title
President of its general partner,
Boone County Corporation; and              /s/ Sharon M. France
Boone County Corporation, as its           ___________________________________
President.                                 Signature
___________________________________        Sharon M. France, Individually
Name/Title                                 ___________________________________
                                           Name/Title

/s/ Betty Jane France
___________________________________
Signature                                  /s/ Brian Z. France
Betty Jane France, Individually            ___________________________________
___________________________________        Signature
Name/Title                                 Brian Z. France, Individually
                                           ___________________________________
                                           Name/Title
/s/ Lesa D. Kennedy
___________________________________
Signature
Lesa D. Kennedy, individually and
as Custodian for minor child,
Benjamin Z. Kennedy
___________________________________
Name/Title